Exhibit 99.1

NEWS RELEASE

Contact:           Richard Ehrich, Interim Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2016 Second Quarter and First Half Financial Results

  Second quarter 2016 sales increased approximately 6 percent from the prior year period
  Second quarter net income from continuing operations improved to $1.2 million, an 82 percent increase from the same period in the prior year.
  Cash balance ended the quarter at $964,000, down from $1.4 million at the end of first quarter.

Saint Paul, Minn., August 4, 2016 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its second quarter ended June 30, 2016.

Second-Quarter Results:

Image Sensing System’s (ISS) 2016 second quarter revenue from continuing operations was $4.7 million, compared to continuing operations of $4.4 million in the second quarter of 2015. Gross margin from continuing operations for the second quarter of 2016 was 79 percent, a 2 percent decrease from a gross margin of 81 percent for the same period in 2015.  The decrease in the gross margin percent was the result of a higher percentage of revenue from product sales. Revenue from royalties was $2.4 million in the second quarter of 2016 compared to $2.6 million in the second quarter of 2015, an 10 percent decline.

Product sales from continuing operations increased to $2.3 million in the quarter, a 29 percent increase from $1.8 million in the second quarter of 2015. The increase in product sales resulted from widening market acceptance of the company’s RTMS Sx-300 product.  Autoscope video product sales and royalties were $341,000 and $2.3 million, respectively, and RTMS radar product sales were $2.0 million in the second quarter of 2016.  Product sales gross margin for the second quarter of 2016 was 58 percent, a 6 percentage point increase from prior year period 2015.

Exhibit 99.1

The Company’s net income from continuing operations in the second quarter was $1.2 million, or $0.24 per basic share, compared to a net income from the continuing operations of $655,000, or $0.13 per basic share, in the prior year period. The second quarter 2016 net income from continuing operations includes operating expenses of $2.5 million, a $399,000 or 14 percent improvement from the second quarter of 2015.  During the quarter, we capitalized $523,000 of internal software development costs related to the development of our next generation video detection product.

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, operating income from continuing operations for the second quarter of 2016 was $1.3 million compared to an operating income of $828,000 in the second quarter of 2015.

“While we will continue to be impacted by the timing of individually significant sales we are pleased to see second quarter product sales and product sales margins increase year over year due to the market adoption and quality of the Sx-300 radar product”, said Chad Stelzig, Interim CEO for ISS. “Royalties related to our Econolite relationship continued to decline year over year.  We are working hard at ISS on ways to improve our video product sales over the long run, which includes finalizing the release of our next generation video detection product in the upcoming quarter.”

“We are in the preliminary stage of a business transformation and new technology innovation.  We continue to drive down operational costs and identify opportunities to operate within a leaner, more agile corporate structure focused on technology and engineering opportunities essential to our growth.  We are also evaluating alternatives to further enhance our credit and liquidity position,” concluded Mr. Stelzig.

Year-to-Date Results:

ISS’s revenue for the first half of 2016 was $7.9 million, a 4 percent increase from revenue of $7.6 million in the first half of 2015. Revenue from royalties was $4.0 million in the first six-months of 2016, compared to $4.6 million in the same period in 2015, a 14 percent decline. Product sales increased to $3.9 million in the first half of 2016, a 31 percent increase from $3.0 million in the first half of 2015.

The first six-months of revenue for 2016 included Autoscope Video product sales and royalties of $621,000 and $4.0 million, respectively, and RTMS Radar product sales of $3.3 million. Product sales gross margin for the first six months of 2016 was 52 percent, consistent with prior year period.

The Company’s net income from continuing operations for the first six-months of 2016 was $905,000, or $0.18 per basic share, compared to a net income of $387,000, or $0.08 per basic share, in the first six-months of 2015. The first half of 2016 net income includes operating expenses of $5.1 million, which is a $681,000 decrease from the same period in 2015.  During the first half of 2016, we capitalized $1.1 million of software development costs related to the development of our next generation video detection product.  Cash balance ending at first half 2016 was $964,000, a decline from $1.4 million cash balance at the end of first quarter.

Exhibit 99.1

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, net operating income for the first half of 2016 was $1.2 million compared to a net operating income of $892,000 in the first half of 2015.

Discontinued Operations: Sale of License Plate Recognition (LPR) Business Segment:

On July 9, 2015, ISS sold its LPR business to TagMaster A.B. for the purchase price of $4.2 million in cash.  As a result of this sale, results of the LPR business segment are classified and reported as discontinued operations in all periods presented. In second quarter of 2015, the Company incurred a net loss of $1.4 million from discontinued operations related to the LPR business segment.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

Exhibit 99.1

Conference Call

At this time, we have made the decision to suspend our quarterly conference call.  Any questions should be directed to Richard Ehrich, Interim Chief Financial Officer.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 10, 2016.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2016	2015	2016	2015
Revenue
Product Sales	$ 2,321	$ 1,798	$ 3,935	$ 3,014
Royalties	2,356	2,609	3,980	4,620
	4,677	4,407	7,915	7,634
Cost of revenue	964	856	1,882	1,443
Gross profit	3,713	3,551	6,033	6,191

Operating expenses
Selling, general and administrative	1,916	1,836	3,605	3,580
Research and development	603	959	1,397	1,865
Amortization of intangible assets	--	123	--	245
Restructuring charges	--	--	126	119
	2,519	2,918	5,128	5,809
Income from operations	1,194	633	905	382
Other Income	1	30	--	29
Income before income taxes	1,195	663	905	411
Income tax expense	2	8	4	24
Net income from continuing operations	1,193	655	901	387
Net loss from discontinued operations, net of tax	--	(1,397)	--	(2,296)
Net Income (loss)	$ 1,193	$ (742)	$ 901	$(1,909)

Net income (loss) Per Share
Basic
Continuing operations	$ 0.24	$ 0.13	$ 0.18	$ 0.08
Discontinued operations	$ --	$ (0.28)	$ --	$ (0.46)
Net basic income (loss) per share	$ 0.24	$ (0.15)	$ 0.18	$ (0.38)

Diluted
Continuing operations	$ 0.24	$ 0.13	$ 0.18	$ 0.08
Discontinued operations	$ --	$ (0.28)	$ --	$ (0.46)
Net diluted income (loss) per share	$ 0.24	$ (0.15)	$ 0.18	$ (0.38)

Weighted average number of common shares outstanding:
Basic	5,041	5,008	5,035	5,003
Diluted	5,041	5,008	5,035	5,003

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$964	$2,648
Receivables, net	4,239	3,063
Inventories	229	648
Other current assets	437	445
	5,869	6,804
Property and equipment, net	453	518
Intangible assets, net	2,335	1,210
Deferred taxes	20	19
Discontinued operations assets	420	420
	$9,097	$8,971
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,390	$1,519
Warranty and other current liabilities	1,362	2,055
Accrued restructuring	33	--
	2,785	3,574

Shareholders’ equity	6,312	5,397
	$9,097	$8,971

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six-Month Periods Ended June 30,
	2016	2015
Operating Activities
Net income from continued operations	$ 901	$ 387
Net loss from discontinued operations, net of tax	--	(2,296)
Net income (loss)	901	(1,909)

Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:

Depreciation	149	146
Amortization	--	244
Stock-based compensation	60	151
Loss on disposal of assets	1	4
Changes in operating assets and liabilities:
Accounts receivable, net	(1,176)	(1,346)
Inventories	419	97
Prepaid expenses and other current assets	8	197
Accounts payable	(129)	283
Accrued expenses and other current liabilities	(660)	99
Net cash used for continuing operating activities	(427)	(2,034)
Net cash provided by discontinuing operating activities	--	34
Net cash used for operating activities	(427)	(2,000)

Investing activities
Capitalized software development costs	(1,124)	--
Purchases of property and equipment	(73)	(29)
Net cash used for continuing investing activities	(1,197)	(29)
Net cash provided by discontinued investing activities	--	(33)
Net cash used for investing activities	(1,197)	(62)

Effect of exchange rate changes on cash	(60)	(19)
Decrease in cash and cash equivalents	(1,684)	(2,081)

Cash and cash equivalents at beginning of period	2,648	2,656
Cash and cash equivalents at end of period	$ 964	$ 575

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define Non-GAAP Income from Continuing Operations as income from continuing operations before amortization of intangible assets, depreciation and restructuring charges for the applicable periods.  Management believes Non-GAAP Income from Continuing Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations.  Our definition of Non-GAAP Income from Continuing Operations may not be comparable to similarly titled definitions used by other companies.  The table below reconciles Non-GAAP Income from Continuing Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended June, 30		Six-Month Periods Ended June 30,
	2016	2015	2016	2015
Income from operations	$ 1,194	$ 633	$ 905	$ 382
Amortization of intangible assets	--	123	--	245
Depreciation	74	72	149	146
Restructuring charges	--	--	126	119
Non-GAAP income from operations	$ 1,268	$ 828	$ 1,180	$ 892

Note – Our calculation of Non-GAAP Income from Continuing Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.